Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Reports Second Quarter 2023 Results

•	Company exceeded its Revenue and EBITDA expectations for the second quarter of 2023
•	EBITDA growth strong despite significant investments in new renewable energy technologies
•	BrightLoopTM hydrogen generation technology positioned for initial commercial operations commencing in the second half of 2024 with a potential of up to $1 billion in bookings by 2028
•	Including BrightLoop, Pipeline expanded to over $9 billion in identified global project opportunities, from $8 billion previously

Q2 2023 Highlights and Outlook:

–	Revenues of $305.2 million, a 38% improvement compared to the second quarter of 2022
–	Net loss of $5.0 million, compared to a net loss of $3.0 million ($10.4 million loss when excluding a noncash pension benefit of $7.4 million) in the second quarter of 2022
–	Loss per share of $0.10, compared to a loss per share of $0.07 ($0.11 loss per share when excluding a noncash pension benefit of $7.4 million) in the second quarter of 2022
–	Consolidated adjusted EBITDA of $21.9 million, an improvement compared to $15.9 million in the second quarter of 2022 when excluding a non-recurring $7.0 million gain on sale of an asset
–	Ending backlog of $566.5 million; projecting backlog growth to a range of $850.0 million to $1.0 billion by year-end 2023
–	Reiterates Full Year 2023 Adjusted EBITDA target of $100.0 million to $120.0 million

(AKRON, Ohio – August 8, 2023) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the second quarter of 2023.

"Our strong second quarter results were highlighted by consolidated revenue and adjusted EBITDA that exceeded Company expectations and an underlying improvement in revenue, adjusted EBITDA and net loss on a year-over-year basis. This reflects the continued progress against our strategic growth initiatives and positions us to achieve our full-year adjusted EBITDA targets,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “We are making significant investments in renewable energy technologies to support future growth. We continue to convert our global pipeline into project opportunities and demonstrated another quarter of top-line improvement on a year-over-year and sequential basis. Our growth remains broad based as we posted a second consecutive quarter of double-digit revenue expansion on a year-over-year basis across all segments, highlighted by our Thermal and Renewable segments increasing 36% and 31% respectively."

“As we look forward to the remainder of the year, our outlook for new booking opportunities remains robust. We expect our backlog will experience significant growth, projected to range between $850.0 million to $1.0 billion through specific opportunities across all segments,” Young added. “Interest across our ClimateBrightTM decarbonization platform continues to develop as highlighted in the recent contract award from NorthStar Clean Energy, which is the first phase of a large-scale project to use our SolveBrightTM carbon dioxide capture process to convert a coal-fired power plant to biomass fuel. We are also excited about the continued progress to commercialize our BrightLoop hydrogen generation technology and pleased to report several key developments associated with the previously announced projects in Louisiana and Wyoming. To accelerate and ensure successful execution of our initial commercial projects, we have announced a dedicated BrightLoop organization, led by our Chief Strategy and Technology Officer Brandy Johnson. For our upcoming small- and medium-scale projects, we’ve outlined projected development plans with a timeline for initial hydrogen production starting in late 2024. We look forward to continuing to expand our BrightLoop commercial activities in the years ahead, with targeted bookings of approximately $1.0 billion by 2028, which represents less than 1% of the estimated global market for hydrogen production.”

“The traction we’ve experienced in customer adoption for our clean energy solutions follows the global demand we recognize for decarbonization technologies during this clean energy transition period. In addition, we continue to play a vital role in supporting global energy security and efficiency through our Thermal segment as we see continued global expansion, gas conversions, and strong parts and services opportunities.”

Q2 2023 Financial Summary

Consolidated revenues in the second quarter of 2023 were $305.2 million, a 38% improvement compared to the second quarter of 2022, primarily attributable to higher volumes in our Renewable segment due to B&W Renewable Service and our Solar-based business, higher overall volume in our Environmental segment and increasing Thermal segment volume due to a higher level of construction and parts activity. Net loss in the second quarter of 2023 was $5.0 million, compared to a net loss of $3.0 million in the second quarter of 2022, which, when adjusted for pension gains in the second quarter of 2022, represents a significant improvement in net income. Loss per share in the second quarter of 2023 was $0.10 compared to a loss per share of $0.07 in the second quarter of 2022. GAAP operating income in the second quarter of 2023 was $7.0 million compared to operating income of $3.7 million in the second quarter of 2022. Adjusted EBITDA was $21.9 million compared to $22.9 million in the second quarter of 2022, which, when adjusted for a one-time sale of an asset in the second quarter of 2022, represents significant improvement in adjusted EBITDA from $15.9 million to $21.9 million. Bookings in the second quarter of 2023 were $191 million. Ending backlog was $567 million, which is a 6% decrease compared to backlog at the end of the second quarter of 2022. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $98.9 million for the second quarter of 2023, an increase of 31% compared to $75.2 million in the second quarter of 2022. The increase in revenue is primarily due to higher volume associated with our Renewable Service and Solar businesses. Adjusted EBITDA in the second quarter of 2023 was $0.5 million compared to $4.2 million when excluding a non-recurring $7.0 million gain from the sale related to development rights of a future solar project in the second quarter of 2022.

Babcock & Wilcox Environmental segment revenues were $48.7 million in the second quarter of 2023, an increase of 54% compared to $31.6 million in the second quarter of 2022. The increase is primarily driven by higher overall volume of dry cooling technology projects across the Environmental segment. Adjusted EBITDA in the second quarter of 2023 was $3.4 million, compared to $0.6 million in the second quarter of 2022, primarily driven by higher revenue volume described above.

Babcock & Wilcox Thermal segment revenues were $158.0 million in the second quarter of 2023, an increase of 36% compared to $116.3 million in the second quarter of 2022. The revenue increase is attributable to a higher level of volume in our construction projects and package boiler businesses. Adjusted EBITDA in the second quarter of 2023 was $24.4 million, an increase of 49% compared to $16.4 million in the second quarter of 2022, primarily driven by higher revenue volume described above as well as project performance.

Liquidity and Balance Sheet

At June 30, 2023, the Company had total debt of $358.2 million and a cash, cash equivalents and restricted cash balance of $83.9 million.

Impacts of Market Conditions

The Company has experienced and may continue to experience, supply chain disruptions driven by the lingering impacts of the pandemic in certain areas that the Company operates, as well as the ongoing war in Ukraine. The Company has also observed significant delays and disruptions of its service and material providers and negative impacts to pricing of certain products. These delays and disruptions have had, and could continue to have, an adverse impact on the Company’s ability to meet customers’ demands and schedules. The Company is continuing to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supplying its customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact to the Company’s operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Tuesday, August 8, 2023 at 5 p.m. ET to discuss the Company’s second quarter 2023 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 961977. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog. The Company is in the process of exiting its only remaining fixed fee Operational and Maintenance Contract in our Renewable segment. A similar contract was exited as of December 31, 2022. The company believes it is useful to exclude the impact of this contract on our operating results as well as our backlog in order to highlight the performance of the business.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; our ability to integrate acquired businesses and the impact of those acquired businesses on our cash flows, results of operations and financial condition, including our recent acquisitions of Babcock & Wilcox Solar Energy, Inc. ("Babcock & Wilcox Solar", "B&W Solar"), formerly known as Fosler Construction Company Inc. and/or Fosler, Babcock & Wilcox Renewable Service A/S, formerly known as VODA A/S ("VODA"), Fossil Power Systems, Inc, Optimus Industries, LLC and certain assets of Hamon Research-Cottrell, Inc; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of our businesses and our ability to win work, including identified project opportunities in our pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; delays initiated by our customers; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost savings initiatives; our ability to successfully address productivity and schedule issues in our B&W Renewable, B&W Environmental and B&W Thermal segments; our ability to successfully partner with third parties to win and execute contracts within our B&W Environmental, B&W Renewable and B&W Thermal segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; our ability to successfully compete with current and future competitors; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the impact of the ongoing conflict in Ukraine; the impact of pandemic or other similar global health crises, and the other factors specified and set forth under "Risk Factors" in our periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K filed on March 16, 2023.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Operations(1)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$305.2	$221.0	$562.4	$425.1
Costs and expenses:
Cost of operations	244.2	173.3	448.0	336.4
Selling, general and administrative expenses	52.1	45.0	104.0	88.0
Advisory fees and settlement costs	0.6	5.1	(1.9)	9.1
Restructuring activities	1.0	(0.1)	1.4	0.0
Research and development costs	0.9	1.1	2.2	1.9
Loss on asset disposals, net	(0.6)	(7.1)	0.3	(7.1)
Total costs and expenses	298.2	217.4	554.1	428.2
Operating income (loss)	7.0	3.7	8.3	(3.1)
Other (expense) income:
Interest expense	(11.2)	(10.7)	(23.8)	(21.9)
Interest income	0.5	0.1	0.6	0.2
Benefit plans, net	(0.1)	7.4	(0.2)	14.9
Foreign exchange	1.2	(4.3)	0.7	(1.2)
Other expense - net	(0.4)	(0.6)	(0.7)	(0.6)
Total other expense	(10.1)	(8.0)	(23.5)	(8.7)
Loss before income tax expense	(3.2)	(4.3)	(15.1)	(11.8)
Income tax expense (benefit)	1.9	(1.4)	2.4	(0.1)
Net loss	(5.0)	(3.0)	(17.5)	(11.7)
Net (income) loss attributable to non-controlling interest	(0.1)	0.4	(0.1)	0.8
Net loss attributable to stockholders	(5.1)	(2.6)	(17.6)	(10.8)
Less: Dividend on Series A preferred stock	3.7	3.7	7.4	7.4
Net loss attributable to stockholders of common stock	$(8.8)	$(6.3)	$(25.0)	$(18.3)

Basic loss per share	$(0.10)	$(0.07)	$(0.28)	$(0.21)
Diluted loss per share	$(0.10)	$(0.07)	$(0.28)	$(0.21)

Shares used in the computation of loss per share:
Basic	88.8	88.0	88.8	88.0
Diluted	88.8	88.0	88.8	88.0

(1) Figures may not be clerically accurate due to rounding

Exhibit 2

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$55.0	$76.7
Current restricted cash and cash equivalents	18.3	15.3
Accounts receivable – trade, net	176.3	162.5
Accounts receivable – other	47.8	38.5
Contracts in progress	175.5	134.9
Inventories, net	118.6	102.6
Other current assets	26.6	27.0
Total current assets	618.2	557.6
Net property, plant and equipment, and finance lease	83.6	86.4
Goodwill	158.2	157.0
Intangible assets, net	56.8	60.3
Right-of-use assets	28.1	29.4
Long-term restricted cash	10.5	21.4
Other assets	31.5	30.6
Total assets	$986.9	$942.7

Accounts payable	$180.4	$139.2
Accrued employee benefits	12.8	12.5
Advance billings on contracts	140.4	133.4
Accrued warranty expense	10.3	9.6
Financing lease liabilities	1.3	1.2
Operating lease liabilities	3.8	3.6
Other accrued liabilities	72.3	68.2
Loans payable	4.4	4.3
Total current liabilities	425.6	372.0
Senior notes	336.6	335.5
Loans payable, net of current portion	17.2	13.2
Pension and other postretirement benefit liabilities	135.1	136.2
Finance lease liabilities, net of current portion	26.9	27.5
Operating lease liabilities, net of current portion	25.7	26.6
Deferred tax liability	10.4	10.1
Other non-current liabilities	22.5	23.8
Total liabilities	999.9	944.7
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 at both June 30, 2023 and December 31, 2022	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 88,828 and 88,700 at June 30, 2023 and December 31, 2022, respectively	5.1	5.1
Capital in excess of par value	1,543.2	1,537.6
Treasury stock at cost, 1,880 and 1,868 shares at June 30, 2023 and December 31, 2022, respectively	(113.8)	(113.8)
Accumulated deficit	(1,383.9)	(1,358.9)
Accumulated other comprehensive loss	(64.2)	(72.8)
Stockholders' deficit attributable to shareholders	(13.5)	(2.6)
Non-controlling interest	0.5	0.5
Total stockholders' deficit	(13.0)	(2.1)
Total liabilities and stockholders' deficit	$986.9	$942.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(17.5)	$(11.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	11.3	11.9
Amortization of deferred financing costs and debt discount	2.8	2.3
Amortization of guaranty fee	0.5	0.4
Non-cash operating lease expense	3.3	3.9
Gain on sale of business	—	(7.0)
Loss on asset disposals	0.3	—
Benefit from deferred income taxes	(1.7)	(3.1)
Prior service cost amortization for pension and postretirement plans	0.4	0.4
Stock-based compensation	5.6	3.1
Foreign exchange	(0.7)	1.2
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	(10.5)	(13.8)
Contracts in progress	(40.8)	(31.3)
Advance billings on contracts	6.4	24.6
Inventories, net	(15.7)	(13.7)
Income taxes	(4.3)	(2.0)
Accounts payable	40.5	23.7
Accrued and other current liabilities	5.2	(17.9)
Accrued contract loss	(3.2)	1.5
Pension liabilities, accrued postretirement benefits and employee benefits	(4.7)	(17.5)
Other, net	0.6	(18.6)
Net cash used in operating activities:	(22.3)	(63.6)

Cash flows from investing activities:
Purchase of property, plant and equipment	(5.6)	(2.7)
Acquisition of business, net of cash acquired	—	(64.9)
Purchases of available-for-sale securities	(3.9)	(3.2)
Sales and maturities of available-for-sale securities	5.4	5.0
Other, net	—	0.2
Net cash used in investing activities	(4.2)	(65.6)

Cash flows from financing activities:
Issuance of senior notes	—	2.4
Borrowings on loan payable	16.2	1.3
Repayments on loan payable	(12.0)	(13.4)
Finance lease payments	(0.6)	—
Payment of preferred stock dividends	(7.4)	(7.4)
Shares of common stock returned to treasury stock	(0.1)	(0.2)
Other, net	(0.3)	1.6
Net cash used in financing activities	(4.2)	(15.6)
Effects of exchange rate changes on cash	1.1	(1.7)
Net decrease in cash, cash equivalents and restricted cash	(29.6)	(146.5)
Cash, cash equivalents and restricted cash at beginning of period	113.5	226.7
Cash, cash equivalents and restricted cash at end of period	$83.9	$80.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4

Babcock & Wilcox Enterprises, Inc.

Segment Information(1)

(In millions)

SEGMENT RESULTS	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES:
Babcock & Wilcox Renewable	$98.9	$75.2	$199.0	$143.2
Babcock & Wilcox Environmental	48.7	31.6	88.1	66.6
Babcock & Wilcox Thermal	158.0	116.3	277.2	218.5
Other	(0.4)	(2.1)	(1.9)	(3.2)
	$305.2	$221.0	$562.4	$425.1

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$0.5	$11.2	$5.4	$13.5
Babcock & Wilcox Environmental	3.4	0.6	5.3	2.0
Babcock & Wilcox Thermal	24.4	16.4	38.1	30.5
Corporate	(5.5)	(4.2)	(10.6)	(8.6)
Research and development costs	(0.9)	(1.0)	(2.2)	(1.6)
	$21.9	$22.9	$36.1	$35.8

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$1.3	$0.8	$1.9	$2.9
Babcock & Wilcox Environmental	0.8	0.7	1.5	1.4
Babcock & Wilcox Thermal	1.2	1.6	2.3	2.8
	$3.2	$3.1	$5.7	$7.1

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.7	$0.5	$1.7	$1.1
Babcock & Wilcox Environmental	0.2	0.2	0.4	0.4
Babcock & Wilcox Thermal	1.8	1.9	3.7	3.3
	$2.7	$2.6	$5.8	$4.8

	As of June 30,
	2023	2022
BACKLOG:
Babcock & Wilcox Renewable (2)	$216	$282
Babcock & Wilcox Environmental	162	127
Babcock & Wilcox Thermal	191	193
Other/Eliminations	(3)	(1)
	$567	$601

(1)	Figures may not be clerically accurate due to rounding.
(2)	B&W Renewable backlog has been adjusted downward $53 million and $129.7 million at June 30, 2023 and June 30, 2022 respectively to remove O&M contracts that are recognized as disposed.

Exhibit 5

Babcock & Wilcox Enterprises, Inc.

Reconciliation of Adjusted EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(5.0)	$(3.0)	$(17.5)	$(11.7)
Interest expense	12.5	12.1	26.9	24.4
Income tax expense	1.9	(1.4)	2.4	(0.1)
Depreciation & amortization	6.0	5.7	11.3	11.9
EBITDA	15.3	13.5	23.1	24.5

Benefit plans, net	0.1	(7.4)	0.2	(14.9)
Loss on sales, net	(0.6)	(0.1)	0.3	(0.1)
Stock compensation	2.3	0.5	5.5	1.8
Restructuring activities and business services transition costs	1.0	1.8	2.0	4.4
Settlement and related legal costs	—	3.9	(3.0)	6.4
Advisory fees for settlement costs and liquidity planning	—	0.9	0.5	1.9
Acquisition pursuit and related costs	0.1	1.4	0.2	2.2
Product development (1)	1.0	1.0	2.4	1.8
Foreign exchange	(1.2)	4.3	(0.7)	1.2
Financial advisory services	—	0.4	—	0.7
Contract disposal (2)	2.7	2.3	4.1	3.2
Contract step-up purchase price adjustment	—	—	—	1.7
Other - net	1.0	0.7	1.3	0.8
Adjusted EBITDA(3)	$21.9	$22.9	$36.1	$35.8

(1)	Costs associated with development of commercially viable products that are ready to go to market.
(2)	Impacts of the disposal of our O&M contracts has been adjusted in the prior period to ensure uniform presentation with the current period
(3)	Figures may not be clerically accurate due to rounding.